Exhibit 21.1

SUBSIDIARIES OF MEDALLIA, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

MEDACX, S. de R.L. de C.V.	Mexico
Medallia Australia Pty. Ltd.	Australia
Medallia Brasil Consultoria De Vendas Ltda.	Brazil
Medallia B.V.	Netherlands
Medallia Canada Inc.	Canada
Medallia Digital Ltd.	Israel
Medallia France SARL	France
Medallia GmbH	Germany
Medallia Holdings, LLC	Delaware
Medallia Limited	United Kingdom
Medallia Nordic AS	Norway
Medallia S.A.	Argentina
Medallia Singapore Pte. Ltd.	Singapore